Exhibit 10.1

FIFTH AMENDMENT TO THE INTERIM LEASE

This FIFTH AMENDMENT TO THE INTERIM LEASE (this “Fifth Amendment”) is entered into as of March 1, 2017 (the “Effective Date”) by and among the SUCCESSOR AGENCY TO THE REDEVELOPMENT AGENCY OF THE CITY AND COUNTY OF SAN FRANCISCO, a public body organized and existing under the laws of the State of California (the “Agency”), HPS DEVELOPMENT CO., LP, a Delaware limited partnership (“HPS1 Tenant”), and CP DEVELOPMENT CO., LLC, a Delaware limited liability company (“CP/HPS2 Tenant” and, collectively with the Agency and HPS1 Tenant, the “Parties”).

RECITALS

A.    The Redevelopment Agency of the City and County of San Francisco, a public body, corporate and politic, of the State of California (the “Redevelopment Agency”), and Lennar – BVHP, LLC, a California limited liability company doing business as Lennar/BVHP Partners (“Original Tenant”), entered into that certain Interim Lease, dated as of December 3, 2004 (the “Original Interim Lease”), pursuant to which the Redevelopment Agency leased to Original Tenant and Original Tenant leased from the Redevelopment Agency certain real property, as more particularly described therein. The Original Interim Lease was evidenced by that certain Memorandum of Interim Lease, dated as of December 3, 2004 and recorded on December 3, 2004 in the Official Records of the City and County of San Francisco (the “Official Records”) as Document No. 2004-H861425-00, in Reel I776, at Image 0211.

B.    Effective as of August 29, 2008, Original Tenant, with the consent of the Redevelopment Agency, assigned its interest in the Original Interim Lease to HPS1 Tenant.

C.    The Redevelopment Agency and HPS1 Tenant entered into that certain First Amendment to the Interim Lease, dated as of October 16, 2008 (the “First Amendment”), pursuant to which the Redevelopment Agency and HPS1 Tenant agreed to, among other things, add certain additional premises to the Premises, as more particularly described therein. The First Amendment was evidenced by that certain Memorandum of First Amendment to Interim Lease, dated as of October 16, 2008 and recorded on March 24, 2009 in the Official Records as Document No. 2009-I738452-00, in Reel J854, at Image 0188.

D.    The Redevelopment Agency and HPS1 Tenant entered into that certain Second Amendment to the Interim Lease, dated as of May 31, 2011 (the “Second Amendment”), pursuant to which the Redevelopment Agency and HPS1 Tenant agreed to certain matters with respect to the development of a Welcome Center on the Premises, as more particularly described therein.

E.    Pursuant to Assembly Bill No. 1X 26 (Chapter 5, Statutes of 2011-12, First Extraordinary Session) and Assembly Bill No. 1484 (Chapter 26, Statutes of 2011-12, Regular Session), the Agency was designated as the successor agency to receive the non-affordable housing assets and certain retained affordable housing assets of the Redevelopment Agency, and the Agency succeeded, by operation of law, to the Redevelopment Agency’s rights, title and interest in the Original Interim Lease, the First Amendment and the Second Amendment, without the necessity for any assignment or other action on the part of any party.

F.    The Agency and HPS1 Tenant entered into that certain Third Amendment to the Interim Lease, dated as of November 8, 2013 (the “Third Amendment”), pursuant to which the Agency and HPS1 Tenant agreed to, among other things, clarify the Premises, as more particularly described therein.

G.    The Agency, HPS1 Tenant and CP Development Co., LP, a Delaware limited partnership (predecessor by conversion to CP/HPS2 Tenant), entered into that certain Fourth Amendment to the Interim Lease, dated as of September 1, 2015 (the “Fourth Amendment” and, together with the Original Interim Lease, the First Amendment, the Second Amendment and the Third Amendment, the “Interim Lease”), pursuant to which the Parties agreed to, among other things, certain matters related to property conveyed to the Agency under the Conveyance Agreement, and to provide that HPS1 Tenant is Tenant under the Interim Lease with respect to the HPS1 Premises and that CP/HPS2 Tenant is Tenant under the Interim Lease with respect to the then-applicable portion of the CP/HPS2 Premises (as defined below), all as more particularly described therein. Any capitalized term used but not defined in this Fifth Amendment shall have the meaning given to such term in the Interim Lease.

H.    Since the date of the Fourth Amendment, (i) the parcels commonly known as UC-1 and UC-2 were conveyed from the United States of America, acting by and through the Navy, to the Agency pursuant to that certain Quitclaim Deed for Parcels UC-1 and UC-2 Hunters Point Naval Shipyard and Environmental Restriction Pursuant to Civil Code Section 1471 dated as of September 11, 2015 and recorded in the Official Records as Document No. 2015-K132742-00, and (ii) the parcel commonly known as D-2 was conveyed from the United States of America, acting by and through the Navy, to the Agency pursuant to that certain Quitclaim Deed for Parcel D-2 Hunters Point Naval Shipyard and Environmental Restriction Pursuant to Civil Code Section 1471 dated as of September 11, 2015 and recorded in the Official Records as Document No. 2015-K132743-00. Accordingly, as of such date, such parcels constitute part of the CP/HPS2 Premises.

I.    Pursuant to section 1.2(b) of the Interim Lease (as amended by the Fourth Amendment), the Interim Lease shall expire with respect to any portion of the Premises within the HPS1 Project Site that constitutes an Agency Parcel (as defined in the HPS1 DDA), on the date that such Agency Parcel is leased or otherwise conveyed to a Person for development of such Agency Parcel as contemplated by the HPS1 DDA (e.g. with respect to an Agency Housing Parcel, on the date that the developer of Affordable Residential Units (as defined in the HPS1 DDA) leases such Agency Parcel from the Agency for development of such Affordable Residential Units thereon). The Agency entered into that certain Ground Lease dated as of September 12, 2014, by and between AMCAL Pacific Point Fund, L.P., as tenant, and the Agency, as landlord, thereby removing from the Premises Lot 70 as shown on Final Map No. 4231 (as defined below) as of such date.

J.    The Parties desire to amend the Interim Lease on the terms set forth herein to, among other things, (i) add certain additional premises to the Premises and (ii) make certain clarifying and other revisions to the Interim Lease, all as more particularly set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual obligations of the Parties set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Agency, HPS1 Tenant and CP/HPS2 Tenant mutually agree that the Interim Lease is hereby amended as follows:

1.    Interim Lease Premises and Tenant.

1.1    Section 1.1(a)(ii) of the Interim Lease is hereby deleted in its entirety.

1.2    The Premises as of March 1, 2017 are generally depicted for reference purposes in Exhibit A hereto (the “Premises Diagram”). The Agency may update the Premises Diagram from time to time by notice thereof to Tenant in order to reflect the then-current Premises. The Parties acknowledge and agree that, as contemplated by the definition of the Premises, any changes to the real property owned by the Agency within the HPS1 Project Site and the CP/HPS2 Project Site from and after the Effective Date, including due to the acquisition or conveyance by the Agency of any portion of the HPS1 Project Site and/or the CP/HPS2 Project Site, shall be deemed a change to the Premises, notwithstanding any failure to update the Premises Diagram, unless the Agency expressly excludes acquired lands from the Premises by notice thereof provided to Permittee no more than thirty (30) days following acquisition. The foregoing notwithstanding, lands shall not become part of the Premises if they are acquired by the Agency after the termination criteria set out in section 1.2(c) of the Interim Lease have been met as to those lands.

1.3    The following definitions are hereby added to article 28 of the Interim Lease:

“Building 101/Artists Building/Commercial Kitchen Premises” means all of Lot I along with the adjacent lands within Lot H (as such Lots are shown and so designated on Final Map No. 4231) required for the development of parking areas and other uses ancillary to the proposed new Artists Building, as illustrated on the Premises Diagram, which parking area consists of that portion of Lot H that shares a boundary with Lot I and is outside the lands described in that certain Patent from the State of California to the Agency and recorded in the Official Records on July 30, 2014 as Document No. 2014-J915943, except that any lands within the Street Premises shall not be a part of the Building 101/Artists Building/Commercial Kitchen Premises.

“Building 606 Lease” means that certain Lease Between the United States of America and the Redevelopment Agency of the City and County of San Francisco, dated as of December 20, 1996, between the United States of America, acting by and through the Navy, as landlord, and the Agency, as tenant, as amended and as may be further amended from time to time.

“Building 606 Premises” means the Leased Premises (as defined in the Building 606 Lease; i.e., as of March 1, 2017, Building 606 and adjacent parking areas to be used to house certain units of the San Francisco Police Department, as set forth in the Building 606 Lease, together with all improvements and personal property thereon).

“Building 606 Sublease” means that certain Hunters Point Naval Shipyard Sublease, dated as of May 1, 1997, between the Agency, as sublandlord, and the City, for use by the San Francisco Police Department, as subtenant, as amended and as may be further amended from time to time.

“Building 808 Premises” means all of Lot J and Lot K as said Lots are shown and so designated on Final Map No. 4231.

“Final Map No. 4231” means the final map entitled “Final Map No. 4231”, filed on August 12, 2009, in survey map book CC at pages 165 to 175, in the Official Records as Document No. 2009-I815396-00.

“Navy Lease” means that certain Lease Between the United States of America and the Redevelopment Agency of the City and County of San Francisco, dated as of October 1, 2008, between the United States of America, acting by and through the Navy, as landlord, and the Agency, as tenant, as amended by that certain First Amendment to Lease Agreement N4769208RP08P68 “Lease Agreement” Between the United States of America and the Successor Agency to the Redevelopment Agency of the City and County of San Francisco, dated as of October 1, 2012 (“First Amendment to Navy Lease”), as amended by that certain Second Amendment to Lease Agreement N4769208RP08P68 “Lease Agreement” Between the United States of America and the Successor Agency to the Redevelopment Agency of the City and County of San Francisco, dated as of July 19, 2016, and as may be further amended from time to time.

“Navy Lease Premises” means the Leased Premises (as defined in the Navy Lease; i.e., as of March 1, 2017, buildings 103, 104, 115, 116, 117 and 125 and associated land as depicted for illustrative purposes in Revised Exhibit A to the First Amendment to Navy Lease).

“Project Frog Premises” means all of Lot D, as said Lot is shown and so designated on Final Map No. 4231.

“Street Premises” means all of Lots 155, 156, 191, being portions of Innes Avenue, Donahue Street, and Galvez Venue, along with that portion of Lot H, constituting that portion of Galvez Street extending from its intersection with Coleman Street southeasterly to the boundary of Lot I, as all aforesaid Lots are shown and so designated on Final Map No. 4231.

“Welcome Center Premises” means all of Lots 137, 138, 139 and 140 as said Lots are shown and so designated on Final Map No. 4231.

1.4    The following definitions in article 28 of the Interim Lease are amended and restated in their entirety as follows:

“CP/HPS2 Premises” means (x) all real property that is, as of the date of determination, (i) owned by the Agency and located within the Shipyard Site (as defined in the CP/HPS2 DDA), (ii) leased by the Agency from the Navy and located within the

Shipyard Site (excepting therefrom the Building 606 Premises), such real property being described in the First Amendment to this Lease, or (iii) owned by the Agency and located within the Candlestick Site (as defined in the CP/HPS2 DDA), in any case excepting therefrom the HPS1 Premises and (y) the HPS1 Excluded Premises.

“CP/HPS2 Tenant” means CP Development Co., LLC, a Delaware limited liability company, or its successors and assigns in accordance with this Lease.”

“HPS1 Excluded Premises” means:

the Welcome Center Premises;

the Project Frog Premises;

the Navy Lease Premises;

the Street Premises;

the Building 808 Premises;

the Building 101/Artists Building/Commercial Kitchen Premises; and

Lot 190, as said Lot is shown and so designated on Final Map No. 4231.

“HPS1 Premises” means all real property that is, as of the date of determination, owned by the Agency and located within the lands subdivided by Final Map No. 4231, and Final Map No. 5255, recorded in the Official Records on August 12, 2009 as Document No. 2009-I815397-00, excepting therefrom the HPS1 Excluded Premises.

1.5    All references in the Interim Lease to “HPS2 Tenant” shall hereby be deemed references to “CP/HPS2 Tenant”.

2.    Expiration Date.

2.1    Section 1.2(b)(vi) of the Interim Lease is hereby deleted in its entirety and replaced with the following:

“with respect to any portion of the Premises that constitutes Open Space (as defined in the HPS1 DDA) or an Open Space Lot (as defined in the CP/HPS2 DDA), on the earlier of (A) the date the land is conveyed to and accepted by the City, except that a conveyance that is part of a Public Trust Exchange (as defined in the CP/HPS2 DDA) shall not in and of itself cause such termination; and (B) the date that both of the following have occurred: (y) the Agency’s issuance of a Certificate of Completion regarding all the Improvements (as defined in the DDA) within the applicable Open Space or Open Space Lot. and (z) the Agency’s execution of a contract or other agreement for the management and maintenance of the applicable Open Space or Open Space Lot or its provision to Tenant of written notice that the Agency will perform such management and maintenance itself.”

2.2    Section 1.2(b)(xi) is added to the Interim Lease as follows:

“with respect to any portion of the Premises that, following a Public Trust Exchange, is subject to the public trust for fisheries, navigation and commerce (such portions, “Public Trust Lands”), on the date that is sixty six (66) years after the later of (a) the date that such Public Trust Lands became a part of the Premises and (b) the closing date of the Public Trust Exchange including such Public Trust Lands.”

2.3    Section 1.2(b)(xii) is added to the Interim Lease as follows:

“with respect to any lands that are part of the Premises pursuant to clause (ii) of the definition of CP/HPS2 Premises in Article 28, by virtue of their being leased by the Agency from the Navy, upon the termination of such lease (for the avoidance of doubt, if such lease termination is the result of the conveyance by the Navy to the Agency of the lands leased thereunder, then such lands will continue to be part of the CP/HPS2 Premises under clause (i) of such definition).”

2.4    Section 1.2(c) of the Interim Lease is hereby deleted in its entirety.

2.5    Section 1.2(e)(i) of the Interim Lease is hereby deleted in its entirety and replaced with the following:

“Conveyance of Certain Portions of the Premises and Park Management and Maintenance. Subject to such other arrangements as may be agreed by the Agency and Tenant in accordance with the Artist Building Management Plan, following issuance of a Certificate of Completion under and as defined in the DDA for any portion of the Premises that is intended to be a public street or roadway to be conveyed to the City following the Completion of Improvements (as defined in the DDA) thereon, the Agency shall use commercially reasonable efforts to cause the City to expeditiously accept such portion upon such Completion. Furthermore, as to any portion of the Premises that constitutes Open Space or an Open Space Lot, the Agency shall use commercially reasonable efforts to execute and deliver a contract or other agreement for the management and maintenance of such Open Space or Open Space Lot (or provide notice to the applicable Tenant that it will itself manage and maintain such Open Space or Open Space Lot) on or before the date that a Certificate of Completion has been issued with respect to such Open Space or Open Space Lot.”

3. Hazardous	Materials Compliance.

3.1    Prior to the Agency’s acquisition, from time to time, of real property that will become part of the Premises, the Agency may prepare or cause to be prepared one or more Phase 1 Environmental Site Assessments (each a “Phase 1 ESA”). With respect to any such Phase 1 ESAs, the Parties agree that the Agency shall provide the applicable Tenant with the opportunity for review and comment prior to finalization, and that the Agency will consult with such Tenant prior to preparing or causing to be prepared any subsequent environmental reports based on recommendations from or otherwise related to the Phase 1 ESA. Further, the Agency may receive recommendations from the United States Environmental Protection Agency in the form of a comfort letter setting forth reasonable steps that the Agency, as a potential bona fide prospective purchaser under

CERCLA Sections 101 (40) and 107(r)(1), should take related to such real property. In the event the Phase 1 ESA, related report or comfort letter recommends actions related to the management of such property, Tenants expressly agree to implement such recommendations beginning at the time such property is added to the Premises. As they apply to the Premises, such recommendations shall be deemed, without need to amend the Interim Lease, to be part of Tenants’ obligations under section 10.1(a) of the Interim Lease to comply with prudent business practices, its obligations under section 6.1(a) of the Interim Lease to perform Baseline Services, and/or its obligation under section 6.1(b) of the Interim Lease to perform Active Services, as may be applicable to the particular recommended actions.

3.2    Clause (C) of the last sentence of Section 10.1(a) of the Interim Lease is hereby deleted in its entirety and replaced with the following:

“any Hazardous Materials used in connection with the occupancy, use, operation, maintenance, development or improvement of the Premises that are (i) customarily used in similar development projects for similar purposes, (ii) used in reasonably minimal amounts, taking into account the intended and proper use thereof, and (iii) stored, transported, disposed of and used in a manner consistent with Hazardous Materials Laws; except that in the event the Handling of any Hazardous Materials on, under, or about the Premises requires a permit or similar approval by a Governmental Entity under Hazardous Materials Laws, Tenant shall provide the Agency with notice of the proposed Handling and any relevant materials submitted to the Governmental Entity as the Agency may request and shall not so Handle or so permit the Handling of any such Hazardous Materials on, under, or about the Premises in the event the Agency reasonably objects to such Handling, which objection shall be made in writing and within a reasonable timeframe to accommodate resolution without material delay.”

3.3    Section 10.1(b) of the Interim Lease is hereby deleted in its entirety and replaced with the following:

“Notice. Except for Hazardous Materials permitted by Section l0.l(a), Tenant and the Agency shall advise the other in writing promptly (but in any event within five (5) business days) after discovering or receiving notice of (i) the presence of any Hazardous Materials on, under or about the Premises, (ii) the presence of any Hazardous Materials on, under or about the real property adjoining the Premises, and/or (iii) any Hazardous Materials Claim. Tenant and the Agency shall inform the other as soon as possible of any emergency or non-emergency regarding a Release of Hazardous Materials on, under, or about the Premises. In addition, Tenant and the Agency shall provide each other with copies of any requested written communications with federal, state and local governments or agencies regarding the Premises as related to Hazardous Materials Laws (other than privileged communication, so long as any non-disclosure of such privileged communication does not otherwise result in any non-compliance by Tenant with the terms and provisions of this Article 10) and any requested written communications with any Person relating to Hazardous Materials Claims (other than privileged communications; provided, however, such non-disclosure of such privileged communication shall not limit or impair Tenant’s obligation to otherwise comply with each of the terms and provisions of this Lease, including without limitation, this Article 10).”

3.4    The definition of “Hazardous Material Claims” is hereby deleted in its entirety and replaced with the following:

“‘Hazardous Materials Claim’ means any lawsuit, enforcement action, governmental Investigation or Order instituted or threatened in writing against the Agency, Tenant, or their respective Affiliates, under Hazardous Materials Laws and concerning Hazardous Materials alleged to be on, under, about, or from the Premises.”

4.    No Amendment to Street License. The Agency, CP/HPS2 Tenant and the City are parties to that certain Corrected Agreement for Existing Roadways and Utilities, dated as of May 1, 2015 (the “Street License”), under which CP/HPS2 Tenant has no obligation to maintain or repair any portion of the Streets (as defined in the Street License), and under which the City, acting through its Department of Public Works, bears the sole obligation to maintain and repair any portion of the Streets as to which the Street License remains in effect, as more particularly described therein. For the avoidance of doubt, nothing in the Interim Lease shall be deemed to impose any obligation whatsoever on Tenant to maintain or repair any portion of the Streets.

5.    Relationship with DDA and Licenses. The Parties acknowledge and agree that the Interim Lease is intended to govern certain operation and maintenance obligations with respect to the Premises, while the DDA and various licenses and permits entered into in accordance therewith (collectively, the “Licenses”), including that certain License, Permit to Enter, and Subpermit (Candlestick Point and Phase 2 of the Hunters Point Shipyard), between the Agency and CP/HPS2 Tenant, dated as of August 18, 2016 and entered into in accordance with the CP/HPS2 DDA, are intended to govern activities and land uses related to the development of the Improvements. Accordingly, the Parties acknowledge and agree that the DDA and the Licenses, and not the Interim Lease, govern Tenant’s activities related to the development of the Improvements. The Parties similarly acknowledge and agree that the Interim Lease (and not the DDA and the Licenses) governs Tenant’s operation and maintenance of the Premises, including the operation and maintenance of Improvements on the Premises developed pursuant to the Licenses and DDA, prior to the Commencement of such Improvements and following the Completion of such Improvements, and, to the extent not governed by the DDA and the Licenses, during such development. Without limiting the generality of the foregoing, the Interim Lease shall govern construction on the Premises that does not constitute Improvements (e.g., tenant improvements to buildings that are within in the Premises, including improvements to existing buildings and buildings or parks that themselves constitute Improvements that have been Completed in accordance with the DDA for which Tenant is responsible for the operation and maintenance of hereunder). For the avoidance of doubt, the Parties further acknowledge and agree that following the termination of the Interim Lease as to any portion of the Premises covered hereby, the DDA and the Licenses govern Tenant’s rights and obligations as to that portion of the Premises to the extent set forth therein and applicable thereto, provided that the applicable DDA and Licenses have not by their own terms terminated as to that portion. As used in this Section 5, (x) the term Improvements has the meaning set forth in the DDA, (y) the term Commencement, (i) with respect to the Improvements developed pursuant to the CP/HPS2 DDA, has the meaning for Commence (and correlative meanings) set forth in the CP/HPS2 DDA and (ii) with respect to the Improvements developed pursuant to the HPS1 DDA, has the meaning for Commence Construction (and correlative meanings) set forth in the HPS1 DDA and (z) Complete (and correlative uses) means that the applicable Improvements have been completed in accordance with the plans and specifications therefor as approved in accordance with the DDA.

6.    Insurance Requirements. Exhibit F to the Interim Lease is hereby deleted in its entirety and replaced with the document attached to this Fifth Amendment as Exhibit B.

7.    Building 606. The Agency leases the Building 606 Premises from the Navy pursuant to the Building 606 Lease, and the Agency subleases the Building 606 Premises to the City for use by the San Francisco Police Department pursuant to the Building 606 Sublease. For the avoidance of doubt, the Building 606 Premises is not part of the Premises and Tenant has no obligations under the Interim Lease with respect to the Building 606 Premises or any of the utilities serving the Building 606 Premises.

8.    HPS1 Excluded Premises. The Parties acknowledge and agree that prior to the Effective Date, the HPS1 Excluded Premises were part of the HPS1 Premises and were leased to HPS Tenant under the Interim Lease and that effective as of the Effective Date the HPS1 Excluded Premises became part of the CP/HPS2 Premises leased to CP/HPS2 Tenant under the Interim Lease.

9.    Welcome Center Premises. The Parties acknowledge and agree that the Site (as defined in the Second Amendment) and the Premises do not include Lot R as shown and so designated on Final Map No. 4231, which Lot is owned in fee as of the Effective Date (and since the date of the Second Amendment) by HPS1 Tenant.

10.    Miscellaneous.

10.1    Conflict. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the balance of the Interim Lease, the provisions of this Fifth Amendment shall prevail.

10.2    Recordation. This Fifth Amendment will not be recorded by any of the Parties. The Parties may agree to execute and record in the Official Records a Memorandum of Fifth Amendment to the Interim Lease pursuant to such form thereof as the Parties may reasonably agree.

10.3    Counterparts. This Fifth Amendment may be executed in any number of counterparts, all of which together shall constitute one agreement. Delivery of this Fifth Amendment may be effectuated by hand delivery, mail, overnight courier or electronic communication (including by PDF sent by electronic mail, facsimile or similar means of electronic communication). Any signatures delivered by electronic communication shall have the same legal effect as manual signatures.

10.4    Successors and Assigns. This Fifth Amendment shall bind and inure to the benefit of the Parties and their respective heirs, successors and assigns, subject, however, to the provisions of the Interim Lease on assignment.

10.5    Governing Law. This Fifth Amendment shall be governed by, and interpreted in accordance with, the laws of the State of California without regard to its conflict of laws principles.

10.6    No Amendment to DDAs. Nothing in this Fifth Amendment is intended to limit or amend the rights and obligations of the Agency and HPS1 Tenant under the HPS1 DDA or of the Agency and CP/HPS2 Tenant under the CP/HPS2 DDA, including with respect to the work performed by Developer under and as defined in each such agreement.

10.7    Rights and Obligations Between Persons Constituting Tenant. Nothing in this Fifth Amendment shall be deemed to create any rights or obligations between any Persons constituting Tenant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Agency, HPS1 Tenant and CP/HPS2 Tenant have executed this Fifth Amendment as of the Effective Date.

AGENCY:

APPROVED AS TO FORM:		SUCCESSOR AGENCY TO THE REDEVELOPMENT AGENCY OF THE CITY AND COUNTY OF SAN FRANCISCO,
a public body organized and existing under the laws of the State of California
By:	/s/ James Morales
Name:	James Morales
Title:	General Counsel	By:	/s/ Nadia Sesay
		Name:	Nadia Sesay
		Title:	Interim Executive Director

HPS1 TENANT:		HPS DEVELOPMENT CO., LP, a Delaware limited partnership

		By:	CP/HPS DEVELOPMENT CO. GP, LLC,
a Delaware limited liability company,
its General Partner

By:	/s/ Sandy Goldberg
Name:	Sandy Goldberg
Title:	Vice President

CP/HPS2 TENANT:	CP DEVELOPMENT CO., LLC,
a Delaware limited liability company

By:	/s/ Ivy Greaner
Name:	Ivy Greaner
Title:	Vice President

EXHIBIT A

PREMISES DIAGRAM

[attached]

EXHIBIT A

APPROXIMATE LOCATION OF NAVY LEASE PREMISES
125
117
116
103
115
104
PROJECT FROG BUILDING
110
101
COMMUNITY KITCHEN
808
819
823
813
HPS WELCOME CENTER
CITY AND COUNTY OF SAN FRANCISCO
COUNTY OF SAN MATEO
LEGEND
HPS1 PREMISES
CP/HPS2 PREMISES

EXHIBIT A
PREMISES DIAGRAM
CANDLESTICK POINT AND HUNTERS POINT SHIPYARD FIFTH AMENDMENT TO THE INTERIM LEASE

CITY AND COUNTY OF SAN FRANCISCO CALIFORNIA

DATE: DECEMBER 8, 2016

SCALE: 1" = 1000'

cbg Carlson, Barbee & Gibson, Inc.

SHEET NO. 1

G:\1804-040\ACAD\SURVEY\EXHIBITS\OCI\XB-003 LANDS OF OCI 5TH AMEND 2016-10-25.DWG

EXHIBIT B

EXHIBIT F - INSURANCE

Pursuant to and subject to the terms of Section 11.1(a) of the Interim Lease, Tenant shall procure and maintain for the duration of the Interim Lease, including any extensions, insurance against claims for injuries or death to persons or damages to property and the performance of any work pursuant to the on-going operations and maintenance of the Premises by Tenant, its agents, representatives, employees or subcontractors, in any case that may arise from or in connection with this Lease.

1.	Minimum Scope of Insurance. Coverage shall be at least as broad as:

a)	Insurance Services Office Commercial General Liability coverage (occurrence form CG 0001).

b)	Insurance Services Office form number CA 00 01 covering Automobile Liability, code 1 (any auto) or code 8 & 9, Hired and Non-Owned Autos, if no owned company autos.

c)	Workers’ Compensation insurance as required by the State of California and Employers Liability insurance.

d)	Property Insurance.

i)	As of March 1, 2017, the Agency carries property insurance for risks of direct physical loss to the buildings located on the Premises and Tenant has reimbursed the Agency for the cost of the premiums therefor. Except as Tenant elects pursuant to this Section 1.d, Tenant shall continue to reimburse the Agency for the reasonable, out-of-pocket premiums of property insurance promptly following receipt of reasonably detailed invoices therefor together with proof of coverage, provided that with respect to any building that is planned to be demolished, Tenant shall only be obligated to reimburse the Agency for the costs of such premiums based on a valuation of not more than $25,000 for each such building.

ii)	Tenant may, in its sole and absolute discretion, elect to carry property insurance against all risks of direct physical loss to any building located on the Premises, except that such insurance for buildings planned to be demolished need only cover the costs of debris removal.

iii)	Tenant shall promptly advise the Agency in writing of any such election, including the specific buildings for which Tenant has elected to carry property insurance. Upon delivery of such notice, Tenant shall not have any obligation to reimburse the Agency for the costs of premiums with respect to any building listed therein.

iv)	The Agency shall reasonably cooperate with Tenant with respect to any property insurance policy carried by the Agency in accordance with the foregoing, including by providing reasonably requested evidence and details of coverage.

e)	Pollution Legal Liability coverage.

2.	Minimum Limits of Insurance. Tenant shall maintain limits no less than:

a)	General Liability: $10,000,000 combined single limit per occurrence and aggregate for bodily injury, personal injury and property damage for any project specific placement covering solely claims arising from the CP/HPS2 Project and/or the HPS1 Project. If the placement is not project specific, the aggregate limit shall be $20,000,000.

b)	Automobile Liability: $5,000,000 combined single limit per accident for bodily injury and property damage.

c)	Workers’ Compensation and Employers Liability: Workers’ Compensation limits as required by the State of California and Employer’s Liability limits of $1,000,000 per accident for bodily injury or disease, subject to statutory limits.

d)	Property Insurance: For any building located on the Premises that is not planned to be demolished and for which Tenant obtains property insurance in accordance with Section 1(d), Full Replacement Value as reasonably approved by the Agency and Tenant, with no coinsurance penalty provision for any building not planned to be demolished. For any building located on the Premises that is planned to be demolished and for which Tenant obtains property insurance in accordance with Section 1(d), no less than $25,000.

e)	Pollution Legal Liability: $10,000,000 per occurrence and in the aggregate.

3.	Deductibles and Self-Insured Retentions. Deductibles or self-insured retentions in excess of $100,000 must be declared to and approved by the Agency. At the option of the Agency, (i) either the insurer shall (a) approve the increased deductible/retention or (b) reduce or eliminate such deductibles or self insured retention(s) as respects the Agency, the City, and their respective Commissioners, officers, agents and employees; or (ii) Tenant shall procure a bond guaranteeing payment of losses and related investigations, claim administration and defense expenses.

4.	Other Insurance Provisions. The policies are to contain, or be endorsed to contain, the following provisions:

a)	General Liability and Automobile Liability Coverages

i)

The Agency, the City, and their respective officers, agents, employees and Commissioners are to be covered as additional insured as respects: liability arising out of activities performed by or on behalf of Tenant products and completed operations of Tenant, premises owned, occupied or used by Tenant or automobiles owned, leased, hired or borrowed by Tenant. The coverage shall contain no special limitations on the scope of protection afforded to the Agency, the City, and their respective Commissioners, officers, agents, or employees.

ii)	Tenant’s insurance coverage shall be primary insurance as respects the Agency, the City, and their respective Commissioners, officers, agents, and employees. Any insurance or self-insurance maintained by the Agency, the City, and their respective Commissioners, officers, agents or employees or shall be excess of Tenant’s insurance and shall not contribute with it.

iii)	Any failure to comply with reporting provisions of the policies shall not affect coverage provided to the Agency, the City, and their respective Commissioners, officers, agents or employees.

iv)	Tenant’s insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurer’s liability.

b)	Worker’s Compensation and Employers Liability Coverage. The insurer shall agree to waive all rights of subrogation against the Agency, the City, and their respective Commissioners, officers, agents and employees for losses arising from work performed by or for Tenant.

c)	All Coverages. Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, canceled by either party, or reduced in coverage or in limits, except after thirty (30) days’ prior written notice by certified mail, return receipt requested, has been given to the Agency, in accordance with the policy provisions.

i)	Not more often than every year and upon not less than sixty (60) days prior written notice, the Agency may require Tenant to increase the insurance limits set forth above if the Agency finds in its reasonable judgment that it is the general commercial practice in San Francisco to carry insurance in amounts substantially greater than those amounts carried by Tenant with respect to risks comparable to those associated with the use of the Premises.

ii)	Should Tenant’s Scope of Work change pursuant to a mutually agreed upon modification of the contract and to the extent that different insurable risks are thereby created, the Agency reserves the right to adjust the insurance requirement hereunder in accordance with any such changes in use.

5.	Acceptability. Insurance is to be placed with insurers with a current A. M. Best’s rating of no less than A:VII, unless otherwise approved by the Agency.

6.	Verification of Coverage. Tenant must furnish the Agency with certificates of insurance and with original endorsements evidencing coverage required by this clause. The certificates and endorsements for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. The certificates and endorsements may be on forms provided by the Agency. All certificates and endorsement are to be received and approved by the Agency before work commences. The Agency reserves the right to require complete, certified copies of all required insurance policies, including endorsements demonstrating the coverage required by these specifications at any time.